UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 5, 2007

NORTH AMERICAN TECHNOLOGIES GROUP, INC.

(Exact name of registrant as specified in charter)

Delaware	0-16217	33-0041789
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer identification no.)

429 Memory Lane, Marshall, Texas 75672

(Address of principal executive offices)

(713) 462-0303

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5. CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02.	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On April 5, 2007, Neal Kaufman resigned as the Chief Executive Officer of the Company.

On that same date, the Board of Directors authorized Henry W. Sullivan, the Chairman of the Board, and John T. Corcia, a member of the Board of Directors, to form an Office of the President to replace Mr. Kaufman. Mr. Corcia was elected to serve as Chief Executive Officer of the Company.

Mr. Corcia has been a director of the Company since April 1, 2006. He has served as a strategic business consultant for Marsulex, an international industrial services company specializing in environmental compliance, since September 2005. Prior to that time, he served as President and Chief Executive Officer of Stablex Canada Inc., a company which operates an international technology based hazardous waste treatment and disposal facility, from April 1992 through August 2005. Mr. Corcia has over 30 years experience in management positions with companies engaged in chemicals manufacturing, non-ferrous metals production, environmental systems and the hazardous waste industry. He received a Bachelor of Ceramic Engineering degree in 1967 from Georgia Institute of Technology, a Master of Science degree in Ceramic Engineering in 1969, and graduated the Executive MBA Program for Management Development at the Harvard Graduate School of Business in 1981.

Mr. Sullivan has served as Vice President of Technology (1996-97), President of the Company’s subsidiary TieTek (1997-1999), and President and Chief Executive Officer of the Company (1999-January 2004; November 2004—December 2005). He has served on the Board of Directors since 1997, except for the period from January until November 2004, and as Chairman of the Board since November 2004. Before joining the Company, Mr. Sullivan was employed by Huntsman Chemical and Shell Oil Company in various positions, most recently as Vice President of Shell Chemical Company. He currently serves as a director of the Sarkeys Energy Center at the University of Oklahoma. Mr. Sullivan holds a Bachelors degree in Chemical Engineering from Cooper Union, and Masters and Ph.D. degrees in Chemical Engineering from New York University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH AMERICAN TECHNOLOGIES GROUP, INC.

/s/ John T. Corcia
John T. Corcia, CEO

Dated: April 6, 2007